Exhibit No. 15

Awareness Letter from Independent Registered Public Accounting Firm

October 22, 2007

Armstrong Holdings, Inc.

Lancaster, Pennsylvania

Re:	Registration Statements No. 33-65768 and 333-79093

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated October 22, 2007 related to our review of interim financial information of Armstrong Holdings, Inc.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Philadelphia, Pennsylvania